Exhibit 99.1

NEWS RELEASE	#16-10

CARBO® Announces Third Quarter 2016 Results

Conference Call Scheduled for Today, 10:30 a.m. Central Time

•	Balance sheet strengthened with $46 million raised through at-the-market (ATM) equity offering program.
•	KRYPTOSPHERE® HD used by another major operator in a high stress Lower Tertiary well in the Gulf of Mexico.
•	Quarterly revenues of $20.2 million, with GAAP net loss of $20.0 million, or a loss of $0.81 per share.
•	GAAP net loss included $8.0 million, or $0.32 per share, of after-tax costs associated with slowing and idling production.

HOUSTON, TX (October 27, 2016) – CARBO Ceramics Inc. (NYSE: CRR) today reported a GAAP net loss of $20.0 million, or a loss of $0.81 per share, on revenues of $20.2 million for the quarter ended September 30, 2016.  The GAAP net loss includes $8.0 million, or $0.32 per share, of after-tax costs associated with slowing and idling production.

CEO Gary Kolstad commented, “We raised approximately $46 million through our ATM equity offering program during the quarter, significantly strengthening our balance sheet with an ending quarterly cash balance of $108 million.

“As we continue to work toward our interim goal of achieving cash neutral operations, we are pushing forward on two fronts.  The first is continuing to drive costs out of the business, including operational costs, supplier costs and cancellation and deferrals on rail car leases.  The second is looking broadly at how we can grow our businesses in both the oilfield and industrial markets.  This includes pursuing other manufacturing opportunities for our excess ceramic plant capacity, generating new product sales for Falcon outside of the oilfield, growing our industrial business and recently restarting our sand plant.  We are utilizing the great technology, people, and manufacturing strengths of the Company to identify and capture new growth opportunities, which, if achieved, will generate cash flow and help offset the severe cyclicality of the oilfield.

“The oilfield operating environment remains challenging as E&P operators continue to focus on low-cost completions while limiting spend on production enhancement technologies.  Third quarter ceramic pricing and sales volumes were lower than expected.  Average sales price for ceramic proppant was impacted by product mix and continued fire sales of low quality Chinese ceramic proppant priced at a level where we chose not to participate.  Volumes and price were also negatively impacted by a couple of clients experiencing operational delays.  Delays such as these currently have a disproportionately large impact given our current low level of ceramic sales volumes.

“KRYPTOSPHERE HD is seeing continued success in the lower tertiary formation of the Gulf of Mexico with a new client during the quarter.  We believe that the incredible strength and conductivity of KRYPTOSPHERE HD make it the leading choice to address the toughest well conditions in the world.  We also continue to gain new clients using SCALEGUARD, given its great track record of preventing scale and lowering lease operating expense,” Mr. Kolstad said.

CARBO Ceramics Inc.

Energy Center II, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079  |  +1 281 921 6400  |   carboceramics.com

CARBO Ceramics Third Quarter 2016 Earnings Release

October 27, 2016

Third Quarter 2016 Results

Revenues for the third quarter of 2016 decreased 73%, or $55.6 million, compared to the same period in 2015.  The decrease was primarily attributable to a lower overall industry activity level, a 71% decrease in ceramic proppant sales volumes (as specified in the Proppant Sales Volumes table below) caused by continued movement to lowest-cost completions, and associated reductions in the average proppant selling prices.

Operating loss for the third quarter of 2016 was $30.5 million as compared to $19.2 million in the same period in 2015, primarily due to the revenue decline explained above, and was partially offset by cost cutting measures implemented beginning in early 2015.

Net loss for the third quarter of 2016 was $20.0 million, compared to $13.9 million in the same period in 2015.

Proppant Sales Volumes (in million lbs)	Three Months Ended
	September 30,
	2016	2015
Ceramic	68	236
Northern White Sand	46	172
Total	114	408

Technology and Business Highlights

•

SCALEGUARD®, a proppant-delivered scale-inhibiting technology, continues to experience an expanding client base across North America.  Some SCALEGUARD wells have been on production for approximately two years without a workover or well intervention due to scaling.  A single scale inhibition treatment with SCALEGUARD can significantly increase production for the life of the well and dramatically reduce lease operating expense.

•

The Fracture Evaluation platform continues to successfully deliver direct measurements of fracture height through CARBONRT® technology.  CARBONRT allowed two Middle East Asia clients to optimize their completion designs by maximizing proppant placement without growing into water bearing zones in their respective formations.

•

According to newly released data from the Ohio Department of Natural Resources, the top producing well in the Utica shale play produced 1.62 billion cubic feet of natural gas during the second quarter of 2016.  This well was completed with HYDROPROP® and ECONOPROP® ceramic proppant.

•

CARBO Industrial Technologies continues to gain new clients with the ACCUCAST® products specifically designed for the foundry industry.  Working in collaboration with a client, ACCUCAST was qualified for an intricate core mold used in the production of a military component with extremely tight tolerances.  This foundry client now intends to use the ACCUCAST beads for a broader range of casting applications based on the success of this project.

•

During the quarter, the Company sold 3,405,709 shares of its common stock at an average price of $13.69 per share under its at-the-market equity offering program.  Net proceeds to the Company totaled $45.6 million.

CARBO Ceramics Third Quarter 2016 Earnings Release

October 27, 2016

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, “We believe the industry will see a gradual recovery in activity, and while we believe there will be a return to value added oilfield technology products such as ceramic proppants by E&P operators, it may be slow to materialize and ultimately depend upon a number of industry factors.  Current commodity prices are driving many E&P operators to seek out low cost completions.  However, we expect fourth quarter 2016 ceramic sales volumes to increase sequentially, as we expect delayed sales from the third quarter to materialize in the fourth quarter.

“On the oilfield technology front, we were pleased to gain a new client for KRYPTOSPHERE HD during the third quarter and we anticipate additional growth for technology sales over the coming quarters.  We were also pleased to have gained new clients with our SCALEGUARD technology.  We remain committed to expanding our oilfield technologies during this downturn.

“As previously mentioned, we are exploring a number of opportunities to help return the business to positive cash generation, provide future growth and help mitigate future cyclicality in the oilfield business.  These include, but are not limited to, pursing other manufacturing opportunities for our plants, generating new product sales for Falcon outside of the oilfield, growing our industrial business, and recently restarting our sand plant.

“We have a long history of selling to the industrial market.  Historically, industrial sales have been a small percentage of our overall business.  However, we believe we can grow this business at double digit rates through the additional resources we are deploying and by leveraging our technology to develop new industrial product offerings.

“Our industrial products target performance enhancement for the end user by increasing process efficiency, improving end-product quality and reducing operating costs.  The overall industrial product market for ceramic media is substantial; however, capturing a larger portion of this market will take time.  While the initial sales cycle is typically longer than the oilfield sales cycle, the resulting commercial relationship is typically long-term in nature.  We believe the efficiencies of our plants and the quality of our products will allow us to grow our industrial technologies revenue over the coming quarters and contribute to generating positive cash flow.

“By focusing on these operational initiatives, we are targeting achieving a cash neutral exit rate by year end 2017.  We also continue to explore certain asset and technology monetization to further bolster our cash reserves,” Mr. Kolstad concluded.

Conference Call

As previously announced, a conference call to discuss CARBO’s third quarter 2016 results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern).  Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference by accessing the following website:

http://dpregister.com/10093356

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (877) 232-2832 (for U.S. callers), (855) 669-9657 (for Canadian callers) or (412) 542-4138 (for international callers) and ask for the “CARBO Ceramics” call.  The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

CARBO Ceramics Third Quarter 2016 Earnings Release

October 27, 2016

A telephonic replay of the earnings conference call will be available through November 3, 2016 at 9:00 a.m. Eastern Time.  To access the replay, please dial (877)-344-7529 (for U.S. callers), (855) 669-9658 (for Canadian callers) or (412) 317-0088 (for international callers).  Please reference conference number 10093356.  Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

About CARBO

CARBO (NYSE: CRR) is a global technology company that provides products and services to the oil and gas and industrial markets to enhance value for its clients.

CARBO Oilfield Technologies - is a global leader that provides engineered solutions in its Design, Build, and Optimize the Frac® technology businesses, delivering important value to E&P operators by increasing well production and EUR.  Oilfield Technologies is the world’s largest producer of high quality ceramic proppant, provides one of the industry’s most widely used fracture simulation software, has proprietary technology that provides fracture diagnostics and production assurance, and offers consulting services for fracture design and completion optimization.  The Company also provides a range of technology solutions for spill prevention and containment.

Its products and services are sold to operators of oil and natural gas wells and to oilfield service companies for use in the hydraulic fracturing of natural gas and oil wells.

CARBO Industrial Technologies - is a leading provider of high-performance industrial ceramic media products that are engineered to increase process efficiency, improve end-product quality and reduce operating costs.

Its products and services are primarily sold to industrial companies that work in manufacturing and mineral processing.

For more information, please visit www.carboceramics.com.

CARBO Ceramics Third Quarter 2016 Earnings Release

October 27, 2016

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance and liquidity and capital resources, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”, “will”, “estimate”, “intend”, “continue”, “believe”, “expect”, “anticipate”, “should”, “could”, “potential”, “opportunity”, or other similar terminology.  All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements.  Among these factors are changes in overall economic conditions, changes in the demand for, or price of, oil and natural gas, changes in the cost of raw materials and natural gas used in manufacturing our products, risks related to our ability to access needed cash and capital, our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, risks of increased competition, technological, manufacturing and product development risks, our dependence on and loss of key customers and end users, changes in foreign and domestic government regulations, including environmental restrictions on operations and regulation of hydraulic fracturing, changes in foreign and domestic political and legislative risks, risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties.  Additional factors that could affect our future results or events are described from time to time in our reports filed with the Securities and Exchange Commission (the “SEC”).  Please see the discussion set forth under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2015, our Form 10-Q for the fiscal quarter ended September 30, 2016, and similar disclosures in subsequently filed reports with the SEC.  We assume no obligation to update forward-looking statements, except as required by law.

-tables follow -

CARBO Ceramics Third Quarter 2016 Earnings Release

October 27, 2016

	Three Months Ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
	(In thousands except per share)		(In thousands except per share)
Revenues	$20,241	$75,807	$73,993	$222,806
Cost of sales	41,106	80,404	138,512	263,703
Gross loss	(20,865)	(4,597)	(64,519)	(40,897)
SG&A expenses	9,640	14,609	31,148	45,902
(Gain) loss on disposal or impairment of assets	(15)	15	910	(148)
Operating loss	(30,490)	(19,221)	(96,577)	(86,651)
Other expense, net	(1,390)	(64)	(3,726)	(199)
Loss before income taxes	(31,880)	(19,285)	(100,303)	(86,850)
Income tax benefit	(11,930)	(5,387)	(35,373)	(27,346)
Net loss	$(19,950)	$(13,898)	$(64,930)	$(59,504)
Loss per share:
Basic	$(0.81)	$(0.60)	$(2.75)	$(2.59)
Diluted	$(0.81)	$(0.60)	$(2.75)	$(2.59)
Average shares outstanding:
Basic	24,770	23,009	23,651	22,994
Diluted	24,770	23,009	23,651	22,994
Depreciation and amortization	$12,051	$13,887	$36,499	$40,893

Supplemental Income Statement

(Break-out of other production costs and miscellaneous charges)

	Three Months Ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
	(In thousands)		(In thousands)
Revenues	$20,241	$75,807	$73,993	$222,806
Cost of sales	27,636	72,192	96,246	214,092
Slowing and idling production	12,845	5,528	36,067	25,157
Loss (gain) on derivative instruments	510	1,654	(87)	14,259
Other charges	115	1,030	6,286	10,195
Gross loss	(20,865)	(4,597)	(64,519)	(40,897)
SG&A expenses	9,640	13,975	30,909	43,788
(Gain) loss on disposal or impairment of assets	(15)	15	910	(148)
Other charges	-	634	239	2,114
Operating loss	(30,490)	(19,221)	(96,577)	(86,651)
Other expense, net	(1,390)	(64)	(3,726)	(199)
Loss before income taxes	(31,880)	(19,285)	(100,303)	(86,850)
Income tax benefit	(11,930)	(5,387)	(35,373)	(27,346)
Net loss	$(19,950)	$(13,898)	$(64,930)	$(59,504)

CARBO Ceramics Third Quarter 2016 Earnings Release

October 27, 2016

Summary of Other Production Costs and Miscellaneous (Gains) Charges

Other Production Costs	Three Months Ended
(In thousands)	September 30,
	2016	2015
Slowing and idling production	$12,845	$5,528
Tax effect	(4,804)	(1,935)
After-tax Total	$8,041	$3,593

Miscellaneous Charges - Cost of Sales	Three Months Ended
(In thousands)	September 30,
	2016	2015
Loss on derivative instruments	$510	$1,654
Other charges	115	1,030
Tax effect	(234)	(850)
After-tax Total	$391	$1,834

Balance Sheet Information

	September 30,	December 31,
	2016	2015
	(in thousands)
Assets
Cash and cash equivalents	$107,999	$78,866
Deferred income taxes	—	49,495
Other current assets	127,389	156,916
Property, plant and equipment, net	505,456	537,731
Goodwill	3,500	3,500
Intangible and other assets, net	8,630	9,861
Total assets	$752,974	$836,369
Liabilities and Shareholders’ Equity
Long-term debt, current	$12,783	$33,000
Derivative instruments (current)	3,559	6,240
Other current liabilities	15,618	31,050
Deferred income taxes	16,494	63,858
Long-term debt and related parties notes payable	70,592	55,000
Other long-term liabilities	3,815	4,915
Shareholders’ equity	630,113	642,306
Total liabilities and shareholders’ equity	$752,974	$836,369

Contact:

Mark Thomas, Director, Investor Relations

(281) 921-6458